EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Mark Mizicko
Tel : 415-278-7503
media_relations@gymboree.com

The Gymboree Corporation Reports Second Quarter Sale Results;
Updates Quarterly Earnings Outlook

San Francisco, Calif., August 5, 2010 – The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the second fiscal quarter ended July 31, 2010, of $219.3 million, an increase of 3% compared to net sales from retail operations of $212.3 million for the second fiscal quarter of the prior year. Comparable store sales for the second fiscal quarter decreased 3%.

The Company now expects earnings for the second fiscal quarter to be in the range of $0.40 to $0.42 per diluted share.  This represents an improvement from the prior guidance for the second fiscal quarter of $0.33 to $0.37 per diluted share.

“I am pleased to report an improvement in anticipated earnings for the second fiscal quarter,” said Matthew McCauley, Chairman and Chief Executive Officer.  “While same store sales for the quarter were below our expectation due in part to a slower start to the back to school season, higher merchandise margins coupled with expense savings will result in a year-over-year increase in both operating income and operating margins.”

Management Presentation

For more information about second quarter sales, please listen to The Gymboree Corporation’s monthly sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, August 5 at 7:55 a.m. ET through Wednesday, August 11 at 11:59 p.m. PT.

The live broadcast of the discussion of second quarter 2010 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, August 18, 2010. To listen to the live broadcast over the internet, please log on to www.gymboree.com, go to "About Us" at the bottom of the Home page, click on "Investors & Media" and then "Conference Calls & Webcasts." A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, August 25, 2010, at 800-642-1687, passcode # 54962795.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July 31, 2010, the Company operated a total of 1,019 retail stores: 633 Gymboree® stores (594 in the United States, 35 in Canada, 2 in Puerto Rico and 2 in Australia), 147 Gymboree Outlet stores, 120 Janie and Jack® shops and 119 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 678 franchised and Company-operated Gymboree Play & Music® centers in the United States and 33 other countries.

Forward-Looking Statements

The foregoing financial information for the second fiscal quarter ended July 31, 2010, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including high levels of unemployment and consumer debt, volatility in the financial markets, general economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 30, 2010. These forward-looking statements reflect The Gymboree Corporation’s expectations as of August 5, 2010.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Crazy 8 are registered trademarks of The Gymboree Corporation.

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